Exhibit 99.1

NEWS RELEASE

CONTACTS:

Amin Khalifa, Chief Financial Officer

IRIS International, Inc.

818-527-7323

-or-

Lynn Pieper, Westwicke Partners

415-202-5678

lynn.pieper@westwicke.com

IRIS INTERNATIONAL ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2011 REVENUE AND FINANCIAL RESULTS

•	Record revenue of $33.1 million in Q4 2011; 13% growth over Q4 2010

•	Gross margin of 52% in Q4 2011

•	GAAP EPS of $0.16 in Q4 2011; Non-GAAP diluted EPS was $0.15 per share

•	Reaffirming 2012 guidance of revenues in a range from $127 million to $131 million and EPS of $0.30 to $0.35 per share

CHATSWORTH, Calif., March 1, 2012 – IRIS International, Inc. (NASDAQ: IRIS), a leading manufacturer of automated in-vitro diagnostics systems and consumables, and a provider of high value personalized medicine solutions, today announced financial results for the fourth quarter and full year ended December 31, 2011.

Fourth Quarter 2011 Performance Highlights

•	Achieved revenue of $33.1 million for the fourth quarter ended December 31, 2011, representing 13% growth over Q4 2010.

•	Increased Iris Diagnostics Division (IDD) sales by 13% to $29.2 million as compared to $25.8 million in the prior year period.

•	Realized gross margin of 52% for the fourth quarter 2011 compared to 48% in the prior year period.

•

NADiA® ProsVue™ prognostic prostate cancer test is now commercially available with the initial launch underway, after receiving 510(k) clearance from the FDA in September 2011 and CE Mark approval in October 2011.

•	Generated $5.7 million in cash from operations in 2011, with cash and cash equivalents reported at $23.5 million as of December 31, 2011, an increase of $4.6 million from 3Q 2011.

•	Reported net income for Q4 2011 of $2.9 million, versus net income of $0.5 million in Q4 2010. EPS was $0.16 in Q4 2011 versus $0.03 in Q4 2010.

“We are pleased to announce our fourth quarter and full year 2011 results with record revenue reflecting strong growth in our diagnostics business. The annual record number of instruments sold was driven by strong demand in most regions, with consumable sales showing double-digit growth primarily due to the large installed base. The strong instrument placements gives us confidence that our recurring revenues will continue to grow at double-digit rates as a result of our expanding installed base of iRICELL workstations and iChem VELOCITY,” stated César M. García, Chairman, President and Chief Executive Officer of IRIS International.

“Since the restructuring of the Personalized Medicine business, we realized expense reductions and enhanced profitability in the fourth quarter 2011, which we expect to carry into future periods. I am particularly pleased to announce that NADiA ProsVue is now commercially available and we are collecting our first samples. We look forward to continuing our initial launch throughout 2012 and the long-term commercial success of ProsVue,” Mr. García added.

“We continue to make significant progress on our 3GEMS urinalysis and hematology development programs. In January, our 3GEMS Hematology program achieved another milestone which triggers a payment from our Japanese partner in Q1 2012. In addition, the Iris Sample Processing division recently announced a distribution agreement with Fisher HealthCare for our new automated FISH platform product, ThermoBrite Elite. The ThermoBrite Elite will be launched this quarter and is expected to result in significant growth in our Sample Processing Division, upon initiation of shipments later this month. Our continued healthy revenue growth coupled with cost reduction initiatives are expected to drive higher revenue and earnings growth in 2012.”

Fourth Quarter 2011 Financial Results

Consolidated revenues of $33.1 million for Q4 2011 represented growth of 13% versus Q4 2010 consolidated revenues of $29.3 million. For the fourth quarter ended December 31, 2011, IDD sales increased 13% year over year to $29.2 million as compared to $25.8 million in the prior year period, driven by strong growth of instrument sales globally.

IDD instrument sales of $11.2 million represented 12% growth over Q4 2010, driven primarily by strong sales in all regions in the quarter. IDD consumables and service revenue of $18.1 million in Q4 2011 represented 14% growth over Q4 2010 and accounted for 55% of sales in the quarter driven primarily by our larger domestic and international installed base.

Revenue at the Iris Sample Processing Division increased 14% to $3.9 million for Q4 2011, when compared with revenue of $3.4 million in Q4 2010, the increase primarily attributable to the timing of sales to our major OEM accounts.

Consolidated gross margin was 52% for the fourth quarter 2011 versus 48% reported for the prior period, or 49% excluding the impact from the Arista segment. IDD instrument gross margin improved to 38% for Q4 2011 versus 29% in Q4 2010. The increase was primarily driven by efficiency improvements related to higher production volume of iChemVELOCITY and the integrated iRICELL workstation. The prior year period was impacted by higher foreign sourced product costs caused by premium pricing on our last order from our Japanese supplier. IDD consumables and service gross margin was 61% for Q4 2011, as compared to 60% in the year ago period. The increase is primarily attributable to improved service margins and higher utilization of our chemistry strips facility, partially offset by higher costs of Japanese sourced chemistry strips relating to unfavorable foreign currency translations. Gross margin for the Sample Processing segment was 56% for Q4 2011 versus 51% in the prior year quarter, the increase primarily due to higher sales volume, favorable product mix and cost reductions.

The net income for Q4 2011 was $2.9 million, versus net income of $0.5 million in Q4 2010. The effective tax rate for the fourth quarter was 28% compared with a tax benefit in the fourth quarter of 2010. Our tax rate in Q4 benefitted from the realization of $271,000 in California enterprise zone tax credits.

The Company’s balance sheet remains strong with an improved cash and cash equivalents balance of $23.5 million and no debt as of December 31, 2011 versus $18.9 million in cash & equivalents as of September 30, 2011. The sequential quarterly increase in cash is primarily attributable to the strength of our underlying businesses and a reduction in funding to our Arista CLIA laboratory.

Full Year 2011 Financial Results

Consolidated revenues for full year 2011 were $118.3 million, an increase of 10% from the $107.7 million reported for full year 2010. For full year 2011, IDD sales increased 11% year over year to $103.6 million as compared to $93.2 million in the prior year period, driven by strong growth in international instrument sales in all regions, and particularly in the Asia Pacific region.

IDD instrument sales of $33.9 million for full year 2011 represented 6% growth over 2010. IDD consumables and service revenue of $69.7 million for 2011 represented 14% growth over 2010 and accounted for 59% of sales driven primarily by our larger installed base.

Revenue at the Iris Sample Processing Division increased 1% to $14.5 million for full year 2011, when compared with revenue of $14.4 million for full year 2010. Revenues were favorably impacted by strong sales to US distribution partners and partially offset by weaker sales internationally, particularly in Eastern Europe.

Consolidated gross margin was 51% for full year 2011 versus 51% reported for 2010. Excluding the impact from the Arista segment, gross margin was 52% for 2011 and 51% in 2010. IDD instrument gross margin improved to 39% for full year 2011 versus 34% for full year 2010. The increase was primarily driven by efficiency improvements related to higher production volume of iChemVELOCITY and an integrated iRICELL workstation as well as higher costs associated with our Japanese-sourced chemistry analyzer in 2010. IDD consumables and service gross margin was 58% for full year 2011, as compared to 60% in 2010, the decrease primarily resulting from higher costs of Japanese sourced chemistry strips due to the appreciation of the Yen versus a year ago. Gross margin for the Sample Processing segment was 55% for full year 2011 versus 54% in the prior year. The increase was primarily due to favorable product mix and cost reduction initiatives.

The net loss for full year 2011 was $1.2 million, versus net income of $3.0 million for full year 2010. Excluding one-time impairment and restructuring charges in 2011, non-GAAP net income was $4.3 million for full year 2011. Net loss per share for 2011 was ($0.07) and excluding one-time charges mentioned previously, non-GAAP earnings per share was $0.22.

2012 Company Outlook

The company is reaffirming its full year 2012 revenue guidance range of $127 million—$131 million, representing 7-11% growth over 2011. The company is reaffirming its full year 2012 EPS guidance range of $0.30—$0.35, which includes the sales and marketing expense related to the launch and market development of ProsVue in the US. The company anticipates R&D expense to approximate 15% to 16% of sales in 2012.

Conference Call

IRIS International will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-877-870-9220 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 973-638-3437. The conference call may also be accessed by means of a live audio webcast on our website at http://proiris.com. The conference web cast will be archived and available for replay for 30 days from the date of the broadcast.

About IRIS International, Inc.

IRIS International, Inc. is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of approximately 3,600 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets, including applications in hematology and body fluids. In addition, the Company’s personalized medicine group has a high complexity CLIA-certified laboratory for the further development and commercialization of the Company’s NADiA ultra-sensitive nucleic acid detection immunoassay platform, with applications in oncology and infectious disease. For more information, please visit www.proiris.com.

Safe Harbor Provision

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” ,”plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The financial results presented in this press release are subject to change pending the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the three month and twelve month periods ended December 31, 2011. Management uses non-GAAP financial measures because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Also, management believes these non-GAAP measures facilitate the comparison of our historical results to our competitors. The Company is reporting herein the following non-GAAP financial measures: “adjusted net income,” and “adjusted diluted earnings per share.” These non-GAAP financial measures are not in accordance with or an alternative to GAAP.

Adjusted net income excludes items which are considered unusual and the related incremental tax effect of these items. Adjusted diluted earnings per share excludes the effect of the same items described above from diluted earnings per share. Reconciliations of net income (loss), the GAAP measure most directly comparable to adjusted net income, and diluted earnings (loss) per share, the GAAP measure most directly comparable to adjusted diluted earnings per share, are provided on the attached schedule.

The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both net earnings (loss) and cash flows determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.

Reconciling Items to Non-GAAP Financial Measures

The non-GAAP measures described above exclude the following items:

a)

Arista and IDD restructuring related costs – For the three month period ended December 31, 2011, we recorded a restructuring related benefit of $209,000 as a result of a negotiated settlement of our lease contract at Arista. For the twelve month period ended December 31, 2011, we recorded restructuring related expenses of $1.6 million.

b)	Arista impairment charge—For the twelve month period ended December 31 2011, we recorded an impairment charge of $5.8 million related to the Arista restructuring.

(TABLES FOLLOW)

IRIS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	September 30,
	December 31	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$23,460	$25,531
Accounts receivable, net	26,886	20,733
Inventories	10,572	10,310
Prepaid expenses and other current assets	1,305	1,661
Investment in sales-type leases, current portion	4,109	3,578
Deferred tax asset	4,253	3,135

Total current assets	70,585	64,948

Property and equipment, net	13,374	12,035
Goodwill	2,451	3,957
Intangible assets, net	6,075	9,345
Software development costs, net	2,258	2,637
Deferred tax asset	3,994	2,615
Investment in sales-type leases, non-current portion	11,799	10,002
Other assets	1,379	1,070

Total assets	$111,915	$106,609

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,398	$5,795
Accrued expenses	12,522	7,513
Deferred service contract revenue, current portion	3,704	3,205

Total current liabilities	21,624	16,513
Deferred service contract revenue, non-current portion	73	71
Other long term liabilities	50	1,374

Total liabilities	21,747	17,958

Commitments and contingencies

Stockholders’ equity:
Common stock	179	178
Preferred stock	—	—
Additional paid-in capital	93,018	89,703
Other comprehensive income	(465)	140
Accumulated deficit	(2,565)	(1,370)

Total stockholders’ equity	90,168	88,651

Total liabilities and stockholders’ equity	$111,915	$106,609

(More)

IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited – in thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,
	For the three months ended December 31,		For the year ended December 31,
	2011	2010	2011	2010

Revenues
IDD instruments	$11,164	$9,976	$33,936	$32,083
IDD consumables and service	18,079	15,836	69,656	61,112
Sample processing instruments and supplies	3,902	3,423	14,540	14,408
Personalized medicine	(21)	42	192	69

Total revenues	33,124	29,277	118,324	107,672

Cost of Goods Sold
IDD instruments	6,970	7,044	20,806	21,237
IDD consumable and service	7,110	6,321	29,170	24,489
Sample processing instruments and supplies	1,730	1,668	6,491	6,619
Personalized medicine	—	267	1,636	441

Total cost of goods sold	15,810	15,300	58,103	52,786

Gross profit	17,314	13,977	60,221	54,886

Marketing and selling	5,519	5,677	23,109	19,829
General and administrative	4,267	4,825	19,105	17,387
Research and development, net	3,833	3,424	16,247	14,562
Impairment of assets	—	—	5,829	—
Restructuring expenses	(209)	—	1,561	—
Gain on revaluation of contingent consideration	—	—	(1,225)	—

Total operating expenses	13,410	13,926	64,626	51,778

Operating income (loss)	3,904	51	(4,405)	3,108

Other income (expense):
Interest income	307	278	1,133	1,123
Interest expense	(12)	(2)	(20)	(10)
Other income (expense)	(173)	(273)	224	(91)

Income (loss) before provision for income taxes	4,026	54	(3,068)	4,130

Provision for income taxes	1,129	(398)	(1,874)	1,088

Net income (loss)	$2,897	$452	$(1,194)	$3,042

Net income (loss) per share—basic	$0.16	$0.03	$(0.07)	$0.17

Net income (loss) per share—diluted	$0.16	$0.03	$(0.07)	$0.17

Weighted average shares outstanding—basic	17,870	17,770	17,821	17,903

Weighted average shares outstanding—diluted	17,932	17,847	17,821	18,019

(More)

IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	September 30,	September 30,
	For the year ended December 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(1,194)	$3,042
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on disposal of fixed assets	82	41
Gain on foreign currency remeasurement	(296)	155
Gain on revaluation of contingent consideration	(1,225)	—
Deferred taxes	(2,605)	(217)
Tax benefit from stock option exercises	(313)	(99)
Depreciation and amortization	5,321	4,164
Stock based compensation	3,885	4,157
Impairment of assets	5,829	—
Changes in operating assets and liabilities:
Accounts receivable	(6,245)	(3,062)
Inventories	(281)	512
Prepaid expenses and other current assets	42	(779)
Investment in sales-type leases	(2,295)	(2,790)
Accounts payable	1,032	1,100
Accrued expenses	3,656	1,593
Deferred service contract revenue	424	938
Other liabilities	(99)	—

Net cash provided by operating activities	5,718	8,755

Cash flows from investing activities:
Acquisition of business	—	(4,630)
Purchase of assets from European distributor	—	(660)
Refund on acquisition of business	46	—
Acquisition of property and equipment	(7,022)	(4,564)
Purchase of core technology	—	(3,284)
Software development costs capitalized	(485)	(754)

Net cash used in investing activities	(7,461)	(13,892)

Cash flows from financing activities:
Issuance of common stock for cash	70	31
Settlement on restricted stock tax withholding	(531)	(315)
Repurchase of common stock	—	(3,005)
Tax benefit from stock option exercises	313	99

Net cash used in financing activities	(148)	(3,190)

Effect of exchange rate changes on cash and cash equivalents	(180)	(395)

Net decrease in cash and cash equivalents	(2,071)	(8,722)
Cash and cash equivalents at beginning of period	25,531	34,253

Cash and cash equivalents at end of period	$23,460	$25,531

IRIS INTERNATIONAL, INC.

RECONCILIATION OF GAAP NET LOSS AND NET LOSS PER SHARE TO ADJUSTED

NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

(unaudited – in thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	For the three months ended December 31, 2011			For the year ended December 31, 2011
	Pretax amount	After tax amount(1)(2)	Per diluted share	Pretax amount	After tax amount	Per diluted share

GAAP net income (loss) & earnings (net loss) per share	$4,026	$2,897	$0.16	$(3,068)	$(1,194)	$(0.07)

Reconciling items:

Restructuring expenses	(209)	(127)	(0.01)	1,561	952	0.05

Impairment charge (excluding Goodwill)	—	—	—	4,369	2,665	0.15

Goodwill impairment (1)	—	—	—	1,460	1,460	0.08

Adjusted net income & diluted EPS (3)	$3,817	$2,770	$0.15	$4,322	$3,883	$0.22

(1)	Goodwill is not tax affected

(2)	Reconciling items taxed at statutory rate of 39%

(3)	Amounts may not foot due to rounding

See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments

# # #